Exhibit (a)(5)(D)

The Capri Family Foundation Announces the Results of its Tender Offer for Optibase Ltd.
(Nasdaq: OBAS)

Tel Aviv, Israel, January 3, 2022 – The Capri Family Foundation (“Capri”) announced today the results of its cash tender offer to purchase 959,837 ordinary shares of Optibase Ltd. (“Optibase”) (Nasdaq and TASE: OBAS), not already owned by the bidder group, for $11.20 per share. The tender offer, which commenced on December 1, 2021, expired at 10:00 a.m., New York time (5:00 p.m. Israel time), on December 30, 2021.

Capri was advised by the depositaries for the offer that, as of the expiration date of the tender offer, a total of 689,926 Optibase shares had been validly tendered, and not withdrawn, pursuant to the offer. The offer included a minimum condition that, in relevant part, at least 699,025 Optibase shares be validly tendered and not withdrawn. The minimum condition of the offer was not met and therefore none of the tendered shares will be accepted. The tendered shares not previously withdrawn will be returned promptly to their respective tendering shareholders.

Capri is evaluating its strategic alternatives with regard to Optibase. Among other possible alternatives, Capri may commence another tender offer for Optibase shares, at a price to be determined.

Forward-Looking Statements: This press release may contain forward-looking statements. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, political events and fluctuations in the share price of Optibase. These statements are based on information available at the time of the press release and Capri undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise (except as required by law).

About Capri: Capri is a foundation organized under the laws of the Republic of Panama.

The Information Agent for the offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(800) 829-6554
(212) 269-5550 (banks and brokers)
optibase@dfking.com